Exhibit 24b2


                                POWER OF ATTORNEY


         The undersigned, acting in the capacity stated with his name below, hereby constitutes and appoints MARK A. ROCHE, EDWARD P. SMITH and A. ROBERT COLBY, and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacity indicated below (a) Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 of the Fortune Brands Retirement Savings Plan (Registration No. 333-95919) and (b) any and all amendments and supplements thereto.


             Signature                      Title                   Date

     /s/ Frank J. Cortese
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       Frank J. Cortese            Chairman, Corporate Employee   April 30, 2002
                                      Benefits Committee